Exhibit 99.1

RTX names Jill Albertelli as President, Pratt & Whitney

ARLINGTON, Virginia, (September 15, 2026) – RTX (NYSE: RTX) today announced Jill Albertelli has been appointed president of Pratt & Whitney, effective Jan. 1, 2027, and will report to RTX chairman and chief executive officer Chris Calio. Albertelli succeeds Shane Eddy who has decided to retire.

“Jill is a seasoned and highly respected leader with over three decades of experience across nearly every corner of Pratt & Whitney,” said Calio. “Her proven track record and deep understanding of the business and our customer base make her the right person to lead Pratt & Whitney into the future.”

Albertelli’s breadth of experience spans engineering, manufacturing operations, quality, supply chain management, commercial programs, sales, maintenance repair operations, as well as transformation and strategy. She most recently served as president of Pratt & Whitney’s Military Engines, where she secured the company’s sole source propulsion position on the F-35 fighter aircraft, improved F135 engine delivery and quality performance and expanded sustainment capability and capacity to ensure mission readiness for military customers. Albertelli earned her Bachelor of Science degree in Engineering from Boston University and Master of Business Administration degree from Rensselaer Polytechnic Institute.

Eddy will remain with the company through March 2027 as a special advisor to support the transition. Eddy’s more than 40-year career has taken him from flight line mechanic to president of Pratt & Whitney, a position he assumed in 2022. He has guided Pratt & Whitney through a multi-year transformation effort, as well as the as the production and sustainment ramp for two critically important programs for RTX – the Geared Turbo Fan™ and F135 engines.

“Shane’s steadfast leadership – paired with his relentless focus on our CORE operating system, our people and our customers – helped Pratt & Whitney achieve record sales growth and positioned the business for continued success,” said Calio.

About RTX
With more than 180,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. With industry-leading capabilities, we advance aviation, engineer integrated defense systems for operational success, and develop next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2025 sales of more than $88 billion, is headquartered in Arlington, Virginia.